Exhibit 19.1
CIM REAL ESTATE FINANCE TRUST, INC.
Insider Trading Policy
Adopted: March 20, 2025

It is the policy of CIM Real Estate Finance Trust, Inc., a Maryland corporation, and its subsidiaries (collectively, the “Company”), that Covered Parties must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions. For the purposes of this policy, Covered Parties means: (1) all directors, officers and employees (if any) of CIM Real Estate Finance Trust, Inc. (the “Company”), (2) all employees of CIM Group, L.P. and any of its affiliates (“CIM”) acting for or on behalf of the Company pursuant to the Amended and Restated Management Agreement by and between the Company and CIM Real Estate Finance Management, LLC dated March 23, 2023, and the Investment Advisory and Management Agreement by and between CMFT Securities Investments, LLC, an indirect wholly owned subsidiary of the Company, and CIM Capital IC Management, LLC, dated December 6, 2019; and (3) any other person performing services for the Company who is subject to the Company’s or its manager’s/advisor’s supervision and control, which may include consultants, advisors, temporary employees and such other persons designated by the Company.
Federal securities laws prohibit “trading” in the “securities” of a company on the basis of “material non-public information.” “Trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including Company redemptions and repurchases, market option exercises, gifts or other contributions, exercises of stock options granted under any Company equity plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan. The term “securities” should be broadly construed and shall include, but not be limited to, stock, preferred stock, debt securities, such as bonds, notes and debentures, as well as puts, calls, options and other derivative instruments. Generally, information is “non-public” if it has not been effectively made available to investors generally, and information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. Trading on “material non-public information” is commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including imprisonment. Federal securities law also creates a strong incentive for the Company to deter insider trading by Company Insiders. In the normal course of business, Covered Parties may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company.
This policy prohibits Covered Parties from buying, selling or otherwise trading in the Company’s securities, or the securities of its affiliates, CIM, lenders, clients or other partners while in possession of material non-public information. In order to avoid activity that violates applicable laws or regulations and, in order to avoid the appearance of impropriety, all directors and executive officers of the Company and their immediate family members (including, such person’s spouse, minor children, relatives or other individuals living with the director and individuals for whose support the director is principally responsible) may not trade in any such securities without first pre-clearing such trade with CIM’s Chief Compliance Officer or designee. Furthermore, Covered Parties who are subject to CIM Capital, LLC’s Code of Ethics are subject to, and may only trade in accordance with, the Inside Information Policy included in such Code of Ethics.

Adopted: March 20, 2025